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                                                                   EXHIBIT 10.43


                               FIRST AMENDMENT TO
                           SECURITY AND LOAN AGREEMENT
                              AND ADDENDUM THERETO

               This First Amendment ("Amendment") amends that certain Security and Loan Agreement ("Security and Loan Agreement") and the attached Addendum, ("Addendum" and together with the Security and Loan Agreement the "Agreement") both dated June 9, 1998 between Imperial Bank ("Bank") and Alpha Microsystems ("Borrower") as follows:

1.      The following Section 2.e is hereby added to the Addendum:

        "e. Borrower and its subsidiaries have reviewed the areas within their operations and business which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the Year 2000 Problem and have made related appropriate inquiry of material suppliers and vendors, and based on such review and program, the Year 2000 Problem will not have a Material Adverse Effect upon its financial condition, operations or business as now conducted. . "Year 2000 Problem" means the possibility that any computer applications or equipment used by Borrower may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any dates on or after December 31, 1999."

2. Section 7.a of the Addendum is hereby amended to read in full as follows:

        "a. On a quarterly basis, maintain a minimum EFFECTIVE TANGIBLE NET WORTH (defined as stockholder's equity, plus subordinated debt, if any, less any intangible assets) of not less than $6,750,000 through 3/31/99, $6,000,000 at 6/30/99, $5,500,000 at 9/30/99 and $5,400,000 at 12/31/99,
        plus 70% of positive net income after taxes, if any, for each period."

3.      7.b of the Addendum is hereby amended to read in full as follows:

        "b. On a quarterly basis, maintain a maximum TOTAL DEBT TO EFFECTIVE TANGIBLE NET WORTH (defined as total liabilities excluding deferred revenues to effective tangible net worth) of not more than 1.50 to 1.00."

4. Section 7.c of the Addendum is hereby amended to read in full as follows:




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        "c. On a quarterly basis, maintain a minimum QUICK RATIO (defined as cash and equivalents and accounts receivable to current liabilities less deferred revenues) of at least 1.50 to 1.00."

5.      The following is hereby added as Section 7q. to the Addendum:

        "q. YEAR 2000 COMPLIANCE. Borrower shall perform all acts reasonably necessary to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, and (b) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms of this paragraph as Bank may from time to time require."

6.      Except as provided above, the Agreement remains unchanged.

7. This Amendment is effective as of 11/22/98 and the parties hereby confirm that the Agreement as amended is in full force and effect.


Alpha Microsystems

By: ____________________________

Title: _________________________

By: ____________________________

Title: _________________________


Imperial Bank

By: ____________________________

Title: _________________________